<u>INDEPENDENT AUDITOR'S CONSENT</u>

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 of Registration Statement No. 333-153019 on Form S-8 of Vista Gold Corp. ("Vista") of our report dated February 20, 2013 relating to the consolidated financial statements of Midas Gold Corp. ("Midas") appearing in the annual report of Vista on Form 10K for the year ended December 31, 2012.

Deloitte LLP

Chartered Accountants
Vancouver, Canada
June 11, 2013